Exhibit 99.1

EXHIBIT 99.1 RELEASE, DATED JUNE 13, 2007, OF ENERSYS REGARDING FISCAL YEAR 2007 FINANCIAL RESULTS

EnerSys Reports Fiscal Year 2007 Results

READING, PA, June 13, 2007/PRNewswire-FirstCall/ — EnerSys (NYSE:ENS), the world’s largest manufacturer, marketer and distributor of industrial batteries, announced today its financial results for the fourth quarter and full year of fiscal 2007. Net earnings for the fourth quarter were $10.6 million, or $0.23 per basic share and $0.22 per diluted share. This compares to net earnings of $11.7 million, or $0.25 per basic and diluted share in the fourth fiscal quarter of the prior year, and exceeds the previous guidance of $0.15—$0.19 per diluted share provided on February 7, 2007.

Net sales for the fourth fiscal quarter of 2007 were $413.6 million compared to $353.2 million in the comparable period of the prior year, or an increase of 17.1%.

EnerSys’ operating results for its reporting segments for the fourth fiscal quarter of 2007 and comparable prior year period are as follows (in millions):

	Fiscal quarters ended
	March 31, 2007		March 31, 2006
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$168.4	$4.2	$154.0	$8.3
Motive Power	245.2	18.2	199.2	15.4

	$413.6	$22.4	$353.2	$23.7

Net earnings for fiscal 2007 were $45.2 million or $0.97 per share basic and $0.95 per share diluted, including a $0.05 per share favorable impact from two legal settlements, a $0.04 per share non-recurring tax benefit and a $0.01 per share unfavorable impact of legal and professional fees related to a shelf registration statement and secondary offering, plus an abandoned acquisition. This compares to net earnings of $30.7 million or $0.66 per basic and diluted share in the prior fiscal year, which included a $0.12 per share unfavorable impact primarily related to restructuring activities. Excluding the highlighted charges and credits, adjusted net earnings for fiscal 2007 were $41.4 million or $0.89 per basic and $0.87 per diluted share, compared to adjusted net earnings for fiscal year 2006 of $36.6 million or $0.79 per basic and $0.78 per diluted share. Please refer to the paragraph below under the heading “Reconciliation of Non-GAAP Adjusted Financial Measures” for a discussion of the Company’s use of Non-GAAP adjusted financial information.

Net sales for fiscal 2007 were $1,504.5 million compared to $1,283.3 million in the prior year, or an increase of 17.2%.

EnerSys’ operating results for its reporting segments for fiscal 2007 and fiscal 2006 are as follows (in millions):

	Fiscal year ended
	March 31, 2007		March 31, 2006
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$642.6	$31.3	$571.1	$34.5
Motive Power	861.9	58.8	712.2	42.4
Restructuring and other charges	—	—	—	(8.6)
Litigation settlement income	—	3.8	—	—

	$1,504.5	$93.9	$1,283.3	$68.3

“High commodity costs continue to impact our business. In spite of these costs, we have been able to continue to grow our revenues and sustain our earnings. We believe that the combination of our product quality and the high level of service we offer to our customers represents the best value in our industry and has allowed us to increase our selling prices to largely offset these costs. In addition, we continue to derive benefit from our cost reduction programs,” stated John D. Craig, chairman, president and chief executive officer. Craig added, “We anticipate that adjusted diluted net earnings per share for our first quarter of fiscal 2008 will be between $0.24 and $0.28, which excludes the expected charge of $10 million or approximately $0.14 per share from our European restructuring actions as described in our press release of May 23, 2007.”

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on management’s current expectations and subject to uncertainties and changes in circumstances. The Company’s actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect the Company’s results, including earnings estimates, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, which was filed with the U.S. Securities and Exchange Commission.

Reconciliation of Non-GAAP Adjusted Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). EnerSys’ management uses non-GAAP measures in their analysis of the Company’s performance. These measures, as used by EnerSys in past quarters and years, adjust net earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company’s restructuring initiatives and unusual charges and income items. Management believes presentations of financial measures reflecting these non-GAAP adjustments provide important supplemental measurement information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, the charges that the Company incurs as a result of restructuring activities associated with our acquisitions. Because these charges are incurred as a result of an acquisition, they are not a valid measure of the performance of our underlying business and accordingly, they are non-recurring in nature. These disclosures have limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts for the fiscal years ended March 31, 2006 and 2007. Non-GAAP adjusted net earnings are calculated excluding restructuring and highlighted charges and credits. The following tables provide additional information regarding certain non-GAAP measures:

	Fiscal year ended
	March 31, 2007		March 31, 2006
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$45.2		$30.7
Non-GAAP adjustments (net of tax):
Restructuring charge			5.9	(1)
Litigation settlement income	(2.6	)(2)	—
Shelf registration statement and secondary offering, plus an abandoned acquisition	0.8	(3)	—
Non-recurring tax benefit	(2.0	)(4)	—

Non-GAAP adjusted net earnings	$41.4		$36.6

Outstanding shares used in per share calculations
Basic	46,539,638		46,226,582

Diluted	47,546,240		46,788,363

Non-GAAP adjusted net earnings per share:
Basic	$0.89		$0.79

Diluted	$0.87		$0.78

Reported net earnings per share:
Basic	$0.97		$0.66

Diluted	$0.95		$0.66

(1)	Resulting from pretax charges of approximately $8.6 million in fiscal 2006, primarily for severance costs related to staff reductions and other acquisition related restructuring activities in Europe.
(2)	Resulting from two favorable legal settlements of approximately $3.8 million pretax, net of fees and expenses, recorded in the first and second fiscal quarters of 2007.
(3)

Resulting from approximately $1.1 million pretax of legal and professional fees related to a shelf registration statement and secondary offering, and an abandoned acquisition, recorded in the second and third fiscal quarters of 2007.

(4)	Resulting from a non-recurring, favorable tax benefit, recorded in the third fiscal quarter of 2007.

EnerSys

Summary of Earnings

(In millions, except share and per share data)

(Unaudited)

	Fiscal quarter ended
	March 31, 2007	March 31, 2006
Net sales	$413.6	$353.2
Gross profit	79.5	76.5
Operating expenses	57.1	52.8
Operating earnings	22.4	23.7
Earnings before income taxes	15.3	16.8
Net earnings	$10.6	$11.7

Net earnings per common share
Basic	$0.23	$0.25

Diluted	$0.22	$0.25

Weighted average shares outstanding
Basic	46,751,194	46,278,229

Diluted	47,570,202	46,941,858

EnerSys

Summary of Earnings

(In millions, except share and per share data)

(Unaudited)

	Fiscal year ended
	March 31, 2007	March 31, 2006
Net sales	$1,504.5	$1,283.3
Gross profit	311.2	276.8
Operating expenses	221.1	199.9
Restructuring and other charges	—	8.6
Litigation settlement income	(3.8)	—
Operating earnings	93.9	68.3
Earnings before income taxes	63.1	44.8
Net earnings	$45.2	$30.7

Net earnings per common share
Basic	$0.97	$0.66

Diluted	$0.95	$0.66

Weighted average shares outstanding
Basic	46,539,638	46,226,582

Diluted	47,546,240	46,788,363

EnerSys will host a conference call to discuss the Company’s fourth quarter and full year of fiscal 2007 financial results and provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for June 14, 2007, at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President and Chief Executive Officer and Michael T. Philion, Executive Vice President – Finance and Chief Financial Officer.

The call will also be Webcast on EnerSys’ website. There will be a free download of a compatible media player on the Company’s website at http://www.enersys.com.

The conference call information is:
Date:	Thursday, June 14, 2007
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Dial-In Number:	800-599-9816
International Dial-In Number:	617-847-8705
Passcode:	98611266

A replay of the conference call will be available from 11:00 a.m. on June 14, 2007, through midnight on July 13, 2007.

The replay information is:
Via Internet:	http://www.enersys.com
Domestic Replay Number:	888-286-8010
International Replay Number:	617-801-6888
Passcode:	46412561

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145. Tel: 800-538-3627; Website http://www.enersys.com.

About EnerSys

EnerSys, the world leader in stored energy solutions for industrial applications, manufactures, distributes and services reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. Motive power batteries are utilized in electric forklift trucks and other commercial electric powered vehicles. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at http://www.enersys.com.

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